Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZYVERSA THERAPEUTICS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

ZyVersa Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	That a resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED: That the first paragraph of Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 251,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 250,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 1,000,000, having a par value of $0.0001 per share.

Effective as of December 4, 2023 at 4:01 p.m. Eastern Time (the “Reverse Stock Split Effective Time”), a one-for-thirty-five (1:35) reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each thirty-five (35) shares of Common Stock issued and outstanding and held of record by each stockholder of the Corporation or issued and held by the Corporation in treasury immediately prior to the Reverse Stock Split Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Reverse Stock Split Effective Time and shall represent one (1) share of Common Stock from and after the Reverse Stock Split Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). If, upon aggregating all of the shares of Common Stock held by a holder of Common Stock immediately following the Reverse Stock Split such holder would otherwise be entitled to a fractional share of Common Stock, the Corporation shall issue to such holder an additional fraction of a share of Common Stock as is necessary to round the number of shares of Common Stock held by such holder up to the nearest whole share, such that no person will hold fractional shares following the Reverse Stock Split.

Each stock certificate that, immediately prior to the Reverse Stock Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall, from and after the Reverse Stock Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Reverse Stock Split Effective Time into which the shares formerly represented by such certificate have been reclassified (including those fractional shares issued by the Corporation in connection with the Reverse Stock Split to round the number of shares held by such holder at the Reverse Stock Split Effective Time up to the nearest whole share); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Reverse Stock Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (including those fractional shares issued by the Corporation in connection with the Reverse Stock Split to round the number of shares held by such holder at the Reverse Stock Split Effective Time up to the nearest whole share).”

2.	That, at an annual meeting of stockholders of the Corporation, the aforesaid amendment was duly adopted by the stockholders of the Corporation.

3.	That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 30th day of November, 2023.

ZYVERSA THERAPEUTICS, INC.

By:	/s/ Stephen Glover

Name:	Stephen Glover

Title:	Chief Executive Officer

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